FOR IMMEDIATE RELEASE

PULASKI FINANCIAL POSTPONES EARNINGS RELEASE

ST. LOUIS, April 26, 2010 — Pulaski Financial Corp. (Nasdaq Global Select: PULB) today announced that it will postpone the release of its financial results for the quarter ended March 31, 2010 scheduled for April 27, 2010 and its second quarter earnings conference call scheduled for April 28, 2010.  The postponement is occurring as the Company responds to preliminary findings of its primary federal regulator in the course of their regular annual examination.  The preliminary findings relate principally to risk classification-related matters on several of Pulaski Bank’s commercial loans.  Management will discuss its views and positions on these preliminary findings with the examination staff over the next several weeks as the examination continues.

Subject to the resolution of the aforementioned matters, the Company expects to announce its March 31, 2010 quarterly results in conjunction with the filing of its Form 10Q which is due to be filed with the Securities and Exchange Commission by May 17, 2010.

About Pulaski Financial
Pulaski Financial Corp., operating in its 88th year through its subsidiary, Pulaski Bank, serves customers throughout the St. Louis and Kansas City metropolitan areas. The bank offers a full line of quality retail and commercial banking products through 12 full-service branch offices in the St. Louis metropolitan area and offers mortgage loan products through five loan production offices in the St. Louis and Kansas City metropolitan areas. The Company’s website can be accessed at www.pulaskibankstl.com.

This news release may contain forward-looking statements about Pulaski Financial Corp., which the Company intends to be covered under the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of the Company. These statements often include the words "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions. You are cautioned that forward-looking statements involve uncertainties, and important factors could cause actual results to differ materially from those anticipated, including changes in general business and economic conditions, changes in interest rates, legal and regulatory developments, increased competition from both banks and non-banks, changes in customer behavior and preferences, and effects of critical accounting policies and judgments. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended September 30, 2009 on file with the SEC, including the sections entitled "Risk Factors." These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

For Additional Information Contact:
Paul Milano
Chief Financial Officer
Pulaski Financial Corp.
(314) 878-2210 Ext. 3827